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                                     Exhibit 99.1


                                        Contacts: Juliana M. Coyle  (Investors)
                                                  Jonathan V. Hubbard  (Media)
                                                  (617) 330-8900

                                        Internet: http://www.uam.com

For Immediate Release

                    UNITED ASSET MANAGEMENT CORPORATION ANNOUNCES
                  ELECTION OF CHARLES E. HALDEMAN, JR. AS PRESIDENT

           Senior Investment Management Executive With Philadelphia-Based
              Cooke & Bieler Has Served As UAM Director for Three Terms

     BOSTON, February 2, 1998--United Asset Management Corporation (NYSE: UAM) today announced that Charles E. Haldeman, Jr., 49, a Partner and Director of Cooke & Bieler, Inc. of Philadelphia, will join UAM as President and Director effective March 1, 1998. Norton H. Reamer, President and Chief Executive Officer since founding UAM in 1980, will become Chairman and remains chief executive. Cooke & Bieler has been an investment management affiliate of UAM since 1986.

     "Ed Haldeman will be an exceptional addition to UAM's senior management team," said Mr. Reamer. "His industry experience, intelligence and character, as well as his familiarity with UAM's unique culture and his invaluable service on our Board make him the ideal person for this position. I've known and admired Ed as a professional colleague ever since we negotiated the Cooke & Bieler/UAM transaction in 1986, and I'm convinced that he'll make an outstanding contribution to the future growth and shareholder value of UAM."

     "United Asset Management is a diverse organization with an immensely talented group of investment managers and executives," said Mr. Haldeman. "Having been part of the UAM family for 12 years as well as having been a Director, I'm excited at being selected to serve as the Company's President. It's a great opportunity, and I look forward to helping guide UAM through its next period of growth and development."

     Cooke & Bieler is an investment management firm serving both institutional and personal clients whose objective is to achieve a superior rate of total return over the long term with minimal risk in both equity and balanced portfolios. Its strategy, implemented primarily through internal research and a team approach, involves investing in high quality, low risk companies with strong management capabilities. The firm's equity portfolios have achieved positive performance for 23 consecutive years. Cooke & Bieler also advises three portfolios in the UAM Funds family:

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UAM C&B Balanced Fund, UAM C&B Equity Fund, and UAM C&B Equity Fund for Taxable
Investors.

     Mr. Haldeman joined Cooke & Bieler in 1974, becoming a Principal and Director in 1976 and helping build the firm's assets under management from $250 million to its current level of approximately $5.5 billion. While at Cooke & Bieler, he has had senior responsibility for a range of functions including firm administration, portfolio management, investment research, client service and new business development. He also served as Director of UAM from 1987 to 1989, 1990 to 1991, and 1995 to 1996 in seats on UAM's Board that rotate annually among senior executives of the Company's affiliates.

     He received an A.B. degree summa cum laude in economics from Dartmouth College in 1970. In 1974, he received both a J.D. degree cum laude from Harvard Law School and an M.B.A. degree with high distinction from Harvard Business School, where he was a George F. Baker Scholar. He served on the Board of Governors of the Investment Counsel Association of America from 1982 to 1991 and was elected to the positions of President and Chairman of this industry association. His community activities in the Philadelphia area include having served as board member and as Chairman of Abington Memorial Hospital and Trustee of The Episcopal Academy and The Baldwin School.

     United Asset Management Corporation provides investment management services, primarily to institutional investors. These services are offered through a broad range of operating firms which managed over $197 billion on December 31, 1997 for clients located throughout the United States and abroad.

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